Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Brian Keller, Overstock.com, Inc.
+1 (801) 947-5374
ir@overstock.com

Overstock.com Reports Q4 and Fiscal Year 2017 Results
FY 2017 revenue of $1.7 billion (-3% growth) and pre-tax loss of ($47.7) million
Q4 2017 revenue of $456 million (-13% growth) and pre-tax loss of ($24.9) million

SALT LAKE CITY - March 15, 2018 - Overstock.com, Inc. (NASDAQ:OSTK) today reported financial results for the quarter and fiscal year ended December 31, 2017.

Dear Owners,

Your business has two sides: ecommerce and blockchain.

•
We announced on our last earnings call that we had engaged Guggenheim to consider strategic alternatives, one of them being a sale of our ecommerce assets. This work is ongoing and we will provide an update when appropriate. That said, our philosophy has always been to run every asset like we intend to own it forever and our strategy discussion will be framed in that mindset. Our ecommerce business had its second annual pre-tax loss ($25 million) in nine years faced with a competitor called Wayfair running a pre-tax loss of $244 million for 2017. In fact, in the last four years, while our retail business has had pre-tax income of $30 million, Wayfair has lost $663 million: this is creating no small amount of margin compression. Because I do not want to watch this play out over years, I believe it is time for us to respond in kind. Thus, I am announcing that we are for the first time adopting the classic internet "growth strategy" I have previously eschewed: high growth, negative GAAP net income, funded out of our negative cash conversion cycle. We have already turned on the jets, and will demonstrate this year that our growth engine is far more efficient.

•
Because of this change in strategy and recent losses, we have changed the treatment of our deferred tax assets. We are providing a full valuation allowance on our deferred tax assets, causing a $59 million non-cash tax charge in 2017. Additionally, the effect of Trump's Tax Cuts and Jobs Act has created another $25 million non-cash tax charge in 2017, primarily due to the reduction of the corporate tax rate.

•
Our blockchain enterprises under Medici are progressing nicely. We have a strong head start in a number of products under development. DeSoto, Bitt, and tZERO are most known, but there are some other developments within Medici that bear watching.

Our earnings call is going to be unusually robust and informative, geared for the analysts and shareholders trying to make sense out of a complex tale. We will also discuss our strategy. I strongly recommend anyone trying to understand this complex tale start by hitting this link to the recording of the call and slides which will be live two hours after the call's completion: https://www.overstock.com/2017-FY-earnings.

Your humble servant,
Patrick M. Byrne

Key FY 2017 metrics (comparison to FY 2016):

•	Revenue: $1.745B vs. $1.800B (3% decrease);

•	Gross profit: $340.6M vs. $331.3M (3% increase);

•	Gross margin: 19.5% vs. 18.4% (111 basis point increase);

•	Sales and marketing expense: $180.6M vs. $147.9M (22% increase);

•	Contribution (non-GAAP measure): $162.7M vs. $200.3M (19% decrease);

•	G&A/Technology expense: $206.6M vs. $196.1M (5% increase);

•	Pre-tax income (loss): ($47.7M) vs. $20.5M ($68.3M decrease);

•	Pre-tax loss - OSTK retail (non-GAAP financial measure): ($25.4M)

•	Pre-tax loss - Medici (non-GAAP financial measure): ($22.3M)

•	Provision for income taxes: $64.2M vs. $9.3M ($54.9M increase including non-cash adjustments for the Tax Cuts and Jobs Act and other factors described below);

•	Net income (loss)*: ($109.9M) vs. $12.5M ($122.4M decrease);

•	Diluted net income (loss) per share: ($4.28)/share vs. $0.49/share ($4.77/share decrease).

Key Q4 2017 metrics (comparison to Q4 2016):

•	Revenue: $456.3M vs. $526.2M (13% decrease);

•	Gross profit: $85.8M vs. $98.0M (12% decrease);

•	Gross margin: 18.8% vs. 18.6% (18 basis point increase);

•	Sales and marketing expense: $54.5M vs. $48.4M (13% increase);

•	Contribution (non-GAAP measure): $32.1 vs. $54.2M (41% decrease);

•	G&A/Technology expense: $54.0M vs. $50.0M (8% increase);

•	Pre-tax income (loss): ($24.9M) vs. $3.9M ($28.8M decrease);

•	Pre-tax loss - OSTK retail (non-GAAP financial measure): ($17.6M)

•	Pre-tax loss - Medici (non-GAAP financial measure): ($7.3M)

•	Provision for income taxes: $71.9M vs. $1.1M ($70.8M increase including non-cash adjustments for the Tax Cuts and Jobs Act and other factors described below);

•	Net income (loss)*: ($95.7M) vs. $3.1M ($98.8M decrease);

•	Diluted net income (loss) per share: ($3.72)/share vs. $0.12/share ($3.84/share decrease).

*Net income (loss) refers to Net income (loss) attributable to stockholders of Overstock.com, Inc.

We will hold a conference call and webcast to discuss our Q4 and fiscal year 2017 financial results on Thursday, March 15, 2018, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 7786695 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended, or on Overstock's YouTube channel, accessible at https://www.overstock.com/2017-FY-earnings. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Thursday, March 15, 2018, through 6:30 p.m. ET on Thursday, March 29, 2018. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue was $456.3 million and $526.2 million for Q4 2017 and 2016, respectively, a 13% decrease. Total net revenue for FY 2017 and 2016 was $1.745 billion and $1.800 billion, respectively, a 3% decrease. Beginning in mid-2017 and continuing in the fourth quarter of 2017, we experienced difficulties which we believe were due in part to changes that Google, Inc. ("Google") has made in its natural search engine algorithms. It is taking us longer to analyze and to seek to adapt to the 2017 algorithm adjustments than it took us to respond to Google's changes in previous years. We have reorganized a large number of resources around addressing this challenge, as well as seeking to prevent it from occurring again. We have implemented a variety of innovations and technical improvements in this area and expect to continue to do so. This decrease to revenue was partially offset by efforts to increase revenue in other marketing channels such as sponsored search and email.

Gross profit - Gross profit was $85.8 million and $98.0 million for Q4 2017 and 2016, respectively, a 12% decrease, representing 18.8% and 18.6% gross margin for those respective periods. Gross profit for FY 2017 and 2016 was $340.6 million and $331.3 million, respectively, a 3% increase, representing 19.5% and 18.4% gross margin for those respective periods. The increase in gross margin was primarily due to a continued shift in sales mix into higher margin home and garden products and an increase in marketplace sales (which we recognize on a net basis), partially offset by increased promotional activities.

Sales and marketing expenses - Sales and marketing expenses totaled $54.5 million and $48.4 million for Q4 2017 and 2016, respectively, a 13% increase, representing 11.9% and 9.2% of total net revenue for those respective periods. Sales and marketing expenses totaled $180.6 million and $147.9 million for FY 2017 and 2016, respectively, a 22% increase, representing 10.4% and 8.2% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the sponsored search, display ads on social media, and television marketing channels, due in part to our seeking to increase revenue in these channels to offset the effects of the Google algorithm changes described above.

We are experiencing an increasingly competitive digital marketing landscape. We have competitors who are spending significant amounts on advertising bidding up the cost of certain marketing channels, such as paid keywords. While we may not choose to match their levels of spending, this has increased our marketing costs in recent quarters. We expect this trend to continue. However, we do have a number of important digital marketing initiatives that we are testing and implementing that we believe will improve our competitive position in this area.

Consolidated contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q4 2017 and 2016 was $32.1 million and $54.2 million, respectively, a 41% decrease, representing 7.0% and 10.3% of total net revenue for those respective periods. Contribution for FY 2017 and 2016 was $162.7 million and $200.3 million, respectively, a 19% decrease, representing 9.3% and 11.1% of total net revenue for those respective periods.

Contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues and adding back the reductions in revenue that we recognized for Club O Rewards that have subsequently expired and for gift cards whose redemption is remote. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. For additional information about our non-GAAP financial measures, including “retail pre-tax income (loss)” and “Medici pre-tax loss” please see the "Additional Non-GAAP Financial Measure Reconciliations" section below.

Our calculation of our consolidated contribution and contribution margin is set forth below (in thousands):

	Three months ended
	December 31,
	2017		2016
Total net revenue	$456,290	100.0%	$526,182	100.0%
Cost of goods sold	370,492	81.2%	428,178	81.4%
Gross profit	85,798	18.8%	98,004	18.6%
Less: Sales and marketing expense	54,521	11.9%	48,380	9.2%
Plus: Club O Rewards and gift card breakage (included in Other income, net)	818	0.2%	4,561	0.9%
Contribution and contribution margin	$32,095	7.0%	$54,185	10.3%

	Year ended
	December 31,
	2017		2016
Total net revenue	$1,744,756	100.0%	$1,799,963	100.0%
Cost of goods sold	1,404,205	80.5%	1,468,614	81.6%
Gross profit	340,551	19.5%	331,349	18.4%
Less: Sales and marketing expense	180,589	10.4%	147,896	8.2%
Plus: Club O Rewards and gift card breakage (included in Other income, net)	2,742	0.2%	16,808	0.9%
Contribution and contribution margin	$162,704	9.3%	$200,261	11.1%

Technology expenses - Technology expenses totaled $29.9 million and $28.5 million for Q4 2017 and 2016, respectively, a 5% increase, representing 6.6% and 5.4% of total revenue for those respective periods. The increase was primarily due to an increase in staff related costs of $1.4 million, an increase in technology licenses and maintenance costs of $1.0 million, partially offset by a decrease in depreciation of $962,000. Technology expenses totaled $115.9 million and $106.8 million for FY 2017 and 2016, respectively, a 9% increase, representing 6.6% and 5.9% of total revenue for those respective periods. The increase was primarily due to an increase in staff related costs of $4.9 million and an increase in technology licenses and maintenance costs of $4.0 million.

General and administrative ("G&A") expenses - G&A expenses totaled $24.1 million and $21.5 million for Q4 2017 and 2016, respectively, a 12% increase, representing 5.3% and 4.1% of total revenue for those respective periods. The increase was primarily due to an increase in staff related costs of $1.7 million, an increase in depreciation of $815,000, an increase in travel expenses of $334,000, and an increase in consulting and outside services expense of $282,000. These increases were partially offset by a decrease in legal fees of $1.2 million. G&A expenses totaled $90.7 million and $89.3 million for FY 2017 and 2016, respectively, representing 5.2% and 5.0% of total revenue for those respective periods. The increase was primarily due to an increase in staff related costs of $4.9 million, partially offset by a decrease in legal fees of $3.0 million and a decrease in bad debt expense of $1.1 million.

We continue to seek opportunities for growth, in our retail business and through our Medici blockchain and financial technology initiatives and through other means. As a result of these initiatives, we will continue to incur additional expenses and may purchase interest in, or make acquisitions of other technologies and businesses. We anticipate that our initiatives may cause us to incur losses in the foreseeable future. These losses, additional expenses, acquisitions or purchases may be material, and, coupled with existing marketing expense trends, our plans to increase our marketing and branding expenditures, and strategic changes in our retail business, may lead to increased consolidated losses in some periods, and to reduced liquidity. Additionally, we may recognize additional impairment charges from our ownership interest in other entities.

Other income (expense), net - Other income (expense), net totaled ($1.6) million and $4.8 million for Q4 2017 and 2016, respectively. The decrease is primarily due to a decrease in Club O Rewards breakage of $3.8 million due to discontinuing our Club O Silver rewards program in Q4 2016, an increase in early extinguishment of debt costs of $2.2 million from refinancing our headquarters loan in Q4 2017, and an increase in impairment charges of $1.0 million, partially offset by an increase in realized gains on sales of cryptocurrencies of $1.2 million. Other income, net totaled $1.2 million and $14.2 million for FY 2017 and 2016, respectively. The decrease is primarily due to a decrease in Club O Rewards breakage of $14.2 million due to discontinuing our Club O Silver rewards program in Q4 2016, an increase in impairment charges of $2.6 million, and an increase in early extinguishment of debt costs of $2.5 million, partially offset by an increase in realized gains on sales of cryptocurrencies and precious metals of $6.6 million.

Litigation settlement - In Q1 2016, we entered into a settlement agreement in our prime broker litigation which concluded the litigation in its entirety and we recognized settlement proceeds of $19.5 million. Related costs associated with the litigation and settlement of approximately $1.0 million were included in G&A expenses during Q1 2016.

Provision for income taxes - Provision for income taxes totaled $71.9 million and $1.1 million for Q4 2017 and 2016, respectively. Provision for income taxes totaled $64.2 million and $9.3 million for FY 2017 and 2016, respectively. On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act. Among many other changes, the new law lowers the corporate tax rate from 35% to 21% for tax years beginning in 2018. Therefore, we re-valued our deferred tax assets in Q4 2017 due to the federal rate reduction, which resulted in an increase to our Q4 2017 income tax expense by $25.3 million. Additionally, each quarter we assess available positive and negative evidence to estimate whether we will generate sufficient future taxable income to use our existing deferred tax assets. Due to losses incurred in 2017 and the potential for future losses, we have recorded a full valuation allowance on our deferred tax assets, which further increased our 2017 income tax expense by $59.0 million.

Net cash provided by (used in) operating activities - Net cash provided by (used in) operating activities was ($35.3) million and $39.6 million for the twelve months ended December 31, 2017 and 2016, respectively. The $74.9 million decrease is primarily due to decreased revenue growth, contribution and income, and the timing of certain payments. Also, net cash provided by operating activities for the twelve months ended December 31, 2016 includes litigation settlement proceeds of $19.5 million.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($58.9) million and ($32.7) million for the twelve months ended December 31, 2017 and 2016, respectively. The $26.2 million decrease was due to a $74.9 million decrease in operating cash flow, partially offset by a $48.7 million decrease in capital expenditures including costs related to the development of our new corporate headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Year ended December 31,
	2017	2016
Net cash provided by (used in) operating activities	$(35,321)	$39,564
Expenditures for fixed assets, including internal-use software and website development	(23,586)	(72,281)
Free cash flow	$(58,907)	$(32,717)
Cash and working capital - We had cash and cash equivalents of $203.2 million and $183.1 million and working capital of $50.5 million and ($4.8) million at December 31, 2017 and December 31, 2016, respectively. Cash at December 31, 2017 includes $100 million received from the exercise of a warrant in late December.

Preliminary Estimates for the Quarter ending March 31, 2018:

We have determined to switch to a growth strategy in our ecommerce business, which we believe will lead to higher revenue growth, but also incur significant losses in the process. In pursuit of this growth strategy, in Q1 2018 we have increased our sales and marketing expenditures substantially to increase revenue growth and to test new marketing initiatives. Largely as a result of this new strategy, we expect to incur a total pre-tax loss of approximately $50 million in Q1 2018 ($35 million ecommerce, $15 million Medici).

Our estimated results for the quarter ended March 31, 2018 are preliminary and subject to substantial uncertainty and numerous risks including those outlined in Item 1A of Part I, "Risk Factors" of our Form 10-K for the year ended December 31, 2017 which was filed with the Securities and Exchange Commission on March 15, 2018. We caution you that our estimates are forward-looking statements and are not guarantees of future performance or outcomes and that actual results may differ materially.

About Overstock.com
Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform:OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, and home improvement. In addition to home goods, Overstock.com offers a variety of products including jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to hundreds of thousands of products from third-party sellers. Additional stores include Worldstock.com, dedicated to selling artisan-crafted products from around the world. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

# # #

This press release and the March 15, 2018 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, the potential effects on our financial results of new accounting standards we will be required to adopt no later than January 1, 2018, relating to revenue recognition, Google and other search engine companies changing their natural search engine algorithms periodically resulting in lower ranking of our products, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-K for the year ended December 31, 2017 which was filed with the Securities and Exchange Commission on March 15, 2018. Our Form 10-K and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets
(in thousands, unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$203,215	$183,098
Restricted cash	455	430
Accounts receivable, net	30,080	28,142
Inventories, net	13,703	18,937
Prepaid inventories, net	1,625	2,112
Prepaids and other current assets	16,119	11,654
Total current assets	265,197	244,373
Fixed assets, net	129,343	134,552
Precious metals	—	9,946
Deferred tax assets, net	—	56,266
Intangible assets, net	7,337	10,913
Goodwill	14,698	14,698
Other long-term assets, net	17,240	14,328
Total assets	$433,815	$485,076
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$85,406	$106,337
Accrued liabilities	82,611	96,216
Deferred revenue	46,468	41,780
Finance obligations, current	—	3,256
Other current liabilities, net	178	1,627
Total current liabilities	214,663	249,216
Long-term debt, net	—	44,179
Long-term debt, net - related party	39,909	—
Finance obligations, non-current	—	11,831
Other long-term liabilities	7,120	6,890
Total liabilities	261,692	312,116
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized shares - 5,000
Series A, issued and outstanding - 127 and 127	—	—
Series B, issued and outstanding - 555 and 569	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 30,632 and 27,895
Outstanding shares - 27,497 and 25,432	3	3
Additional paid-in capital	494,732	383,348
Accumulated deficit	(254,692)	(153,898)
Accumulated other comprehensive loss	(599)	(1,540)
Treasury stock:
Shares at cost - 3,135 and 2,463	(63,816)	(52,587)
Equity attributable to stockholders of Overstock.com, Inc.	175,628	175,326
Equity attributable to noncontrolling interests	(3,505)	(2,366)
Total stockholders' equity	172,123	172,960
Total liabilities and stockholders' equity	$433,815	$485,076

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,
	2017	2016
Revenue, net
Direct	$18,480	$25,677
Partner and other	437,810	500,505
Total net revenue	456,290	526,182
Cost of goods sold
Direct	18,898	23,812
Partner and other	351,594	404,366
Total cost of goods sold	370,492	428,178
Gross profit	85,798	98,004
Operating expenses:
Sales and marketing	54,521	48,380
Technology	29,896	28,511
General and administrative	24,096	21,455
Total operating expenses	108,513	98,346
Operating loss	(22,715)	(342)
Interest income	209	98
Interest expense	(798)	(658)
Other income (expense), net	(1,573)	4,782
Income (loss) before income taxes	(24,877)	3,880
Provision for income taxes	71,915	1,119
Consolidated net income (loss)	$(96,792)	$2,761
Less: Net loss attributable to noncontrolling interests	(1,102)	(334)
Net income (loss) attributable to stockholders of Overstock.com, Inc.	$(95,690)	$3,095
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(3.72)	$0.12
Weighted average common shares outstanding—basic	25,103	25,391
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(3.72)	$0.12
Weighted average common shares outstanding—diluted	25,103	25,540

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Year ended December 31,
	2017	2016
Revenue, net
Direct	$83,052	$101,578
Partner and other	1,661,704	1,698,385
Total net revenue	1,744,756	1,799,963
Cost of goods sold
Direct	80,585	96,271
Partner and other	1,323,620	1,372,343
Total cost of goods sold	1,404,205	1,468,614
Gross profit	340,551	331,349
Operating expenses:
Sales and marketing	180,589	147,896
Technology	115,878	106,760
General and administrative	90,718	89,298
Litigation settlement	—	(19,520)
Total operating expenses	387,185	324,434
Operating income (loss)	(46,634)	6,915
Interest income	659	326
Interest expense	(2,937)	(877)
Other income, net	1,178	14,181
Income (loss) before income taxes	(47,734)	20,545
Provision for income taxes	64,188	9,297
Consolidated net income (loss)	$(111,922)	$11,248
Less: Net loss attributable to noncontrolling interests	(2,044)	(1,274)
Net income (loss) attributable to stockholders of Overstock.com, Inc.	$(109,878)	$12,522
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(4.28)	$0.49
Weighted average common shares outstanding—basic	25,044	25,342
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(4.28)	$0.49
Weighted average common shares outstanding—diluted	25,044	25,426

Overstock.com, Inc.
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Year ended December 31,
	2017	2016
Cash flows from operating activities:
Consolidated net income (loss)	$(111,922)	$11,248
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of fixed assets	28,848	27,283
Amortization of intangible assets	3,999	3,968
Stock-based compensation to employees and directors	4,077	4,891
Deferred income taxes, net	65,199	7,719
Gain on investment in precious metals	(1,971)	(201)
Gain on sale of cryptocurrencies	(1,995)	—
Impairment of cost method investments	5,487	2,850
Early termination costs of long term debts	2,464	—
Other	876	356
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	(100)	—
Accounts receivable, net	(1,938)	(10,006)
Inventories, net	5,234	1,105
Prepaid inventories, net	487	(801)
Prepaids and other current assets	(3,286)	2,389
Other long-term assets, net	(2,307)	(786)
Accounts payable	(20,995)	(18,823)
Accrued liabilities	(12,311)	16,936
Deferred revenue	4,688	(9,164)
Other long-term liabilities	145	600
Net cash provided by (used in) operating activities	(35,321)	39,564
Cash flows from investing activities:
Proceeds from sale of precious metals	11,917	1,610
Investment in precious metals	—	(1,633)
Equity method investment	(3,000)	—
Disbursements for note receivable	(750)	(3,668)
Cost method investments	(2,188)	(4,750)
Acquisitions of businesses, net of cash acquired	—	1,248
Expenditures for fixed assets, including internal-use software and website development	(23,586)	(72,281)
Other	(353)	27
Net cash used in investing activities	(17,960)	(79,447)
Cash flows from financing activities:
Payments on capital lease obligations	(83)	—
Paydown on direct financing arrangement	—	(54)
Payments on finance obligations	(15,316)	(1,906)
Payments on interest swap	(1,535)	(563)
Proceeds from finance obligations	—	11,399
Payments on long-term debt	(45,766)	—
Proceeds from long-term debt	40,000	36,273
Payments of preferred dividends	(109)	—
Change in restricted cash	75	—
Proceeds from issuance of stock warrants	6,462	—
Proceeds from exercise of stock options	664	819
Proceeds from rights offering, net of offering costs	—	7,591
Proceeds from exercise of stock warrants	100,000	—
Proceeds from security token offering	905	—
Purchase of treasury stock	(11,229)	(840)
Payment of debt issuance costs	(670)	—
Net cash provided by financing activities	73,398	52,719
Net increase in cash and cash equivalents	20,117	12,836
Cash and cash equivalents, beginning of period	183,098	170,262
Cash and cash equivalents, end of period	$203,215	$183,098

Additional Non-GAAP Financial Measure Reconciliations

As described in further detail above, contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue.

OSTK Retail and Medici pre-tax income or loss (non-GAAP financial measures - which we reconcile to Consolidated pre-tax income or loss) consist of income or loss before taxes of our Retail and Medici businesses, excluding intercompany transactions eliminated in consolidation. We believe these measures provide management and users of the financial statements useful information about the results of our separate businesses. The material limitation associated with these measures is that they are an incomplete measure of our consolidated operations.

We determined our segments based on how we manage our business, which, in our view, consists primarily of our Direct and Partner Retail and Medici businesses. We use gross profit as the measure to determine our reportable segments because there is not discrete financial information available below gross profit for our Direct and Partner segments. As a result, our Medici business is not significant as compared to our Direct and Partner segments. Our other segment consists of Medici. We do not allocate assets between our segments for our internal management purposes.

Contribution, contribution margin, OSTK Retail pre-tax income or loss and Medici pre-tax income or loss are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculations of our contribution and contribution margin by Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) are set forth below (in thousands):

	Three months ended, December 31
	Direct	Partner	Retail Total (Direct and Partner)	Other	Consolidated
2017
Total net revenue	$18,480	$433,516	$451,996	$4,294	$456,290
Cost of goods sold	18,898	348,663	367,561	2,931	370,492
Gross profit	$(418)	$84,853	$84,435	$1,363	$85,798
Less: Sales and marketing expense			54,237	284	54,521
Plus: Club O Rewards and gift card breakage (included in Other income, net)			818	—	818
Contribution			$31,016	$1,079	$32,095
Contribution margin			6.9%	25.1%	7.0%

2016
Total net revenue	$25,677	$495,836	$521,513	$4,669	$526,182
Cost of goods sold	23,812	400,913	424,725	3,453	428,178
Gross profit	$1,865	$94,923	$96,788	$1,216	$98,004
Less: Sales and marketing expense			48,271	109	48,380
Plus: Club O Rewards and gift card breakage (included in Other income, net)			4,561	—	4,561
Contribution			$53,078	$1,107	$54,185
Contribution margin			10.2%	23.7%	10.3%

	Year ended, December 31
	Direct	Partner	Retail Total (Direct and Partner)	Other	Consolidated
2017
Total net revenue	$83,052	$1,645,052	$1,728,104	$16,652	$1,744,756
Cost of goods sold	80,585	1,311,973	1,392,558	11,647	1,404,205
Gross profit	$2,467	$333,079	$335,546	$5,005	$340,551
Less: Sales and marketing expense			179,549	1,040	180,589
Plus: Club O Rewards and gift card breakage (included in Other income, net)			2,742	—	2,742
Contribution			$158,739	$3,965	$162,704
Contribution margin			9.2%	23.8%	9.3%

2016
Total net revenue	$101,578	$1,683,204	$1,784,782	$15,181	$1,799,963
Cost of goods sold	96,271	1,362,140	1,458,411	10,203	1,468,614
Gross profit	$5,307	$321,064	$326,371	$4,978	$331,349
Less: Sales and marketing expense			147,368	528	147,896
Plus: Club O Rewards and gift card breakage (included in Other income, net)			16,808	—	16,808
Contribution			$195,811	$4,450	$200,261
Contribution margin			11.0%	29.3%	11.1%

Our calculations of OSTK Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) pre-tax income or loss are set forth below excluding intercompany transactions eliminated in consolidation (in thousands):

	Three months ended, December 31
	Direct	Partner	Retail Total (Direct and Partner)	Other	Consolidated
2017
Total net revenue	$18,480	$433,516	$451,996	$4,294	$456,290
Cost of goods sold	18,898	348,663	367,561	2,931	370,492
Gross profit	$(418)	$84,853	$84,435	$1,363	$85,798
Operating expenses			101,193	7,320	108,513
Interest and other expense, net			(810)	(1,352)	(2,162)
Pre-tax loss			(17,568)	(7,309)	(24,877)
Provision for income taxes			69,408	2,507	71,915
Net loss			$(86,976)	$(9,816)	$(96,792)

2016
Total net revenue	$25,677	$495,836	$521,513	$4,669	$526,182
Cost of goods sold	23,812	400,913	424,725	3,453	428,178
Gross profit	$1,865	$94,923	$96,788	$1,216	$98,004
Operating expenses			94,167	4,179	98,346
Interest and other income, net			4,222	—	4,222
Pre-tax income (loss)			6,843	(2,963)	3,880
Provision (benefit) for income taxes			2,171	(1,052)	1,119
Net income (loss)			$4,672	$(1,911)	$2,761

	Year ended, December 31
	Direct	Partner	Retail Total (Direct and Partner)	Other	Consolidated
2017
Total net revenue	$83,052	$1,645,052	$1,728,104	$16,652	$1,744,756
Cost of goods sold	80,585	1,311,973	1,392,558	11,647	1,404,205
Gross profit	$2,467	$333,079	$335,546	$5,005	$340,551
Operating expenses			365,648	21,537	387,185
Interest and other income (expense), net			4,680	(5,780)	(1,100)
Pre-tax loss			(25,422)	(22,312)	(47,734)
Provision (benefit) for income taxes			66,128	(1,940)	64,188
Net loss			$(91,550)	$(20,372)	$(111,922)

2016
Total net revenue	$101,578	$1,683,204	$1,784,782	$15,181	$1,799,963
Cost of goods sold	96,271	1,362,140	1,458,411	10,203	1,468,614
Gross profit	$5,307	$321,064	$326,371	$4,978	$331,349
Operating expenses			307,669	16,765	324,434
Interest and other income, net			13,630	—	13,630
Pre-tax income (loss)			32,332	(11,787)	20,545
Provision (benefit) for income taxes			13,797	(4,500)	9,297
Net income (loss)			$18,535	$(7,287)	$11,248